Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated February 28, 2022, with respect to the financial statements and financial highlights of CM Commodity Index Fund, Emerging Markets Bond Fund, Emerging Markets Fund, Environmental Sustainability Fund, Global Resources Fund, International Investors Gold Fund and VanEck Morningstar Wide Moat Fund, seven of the series constituting VanEck Funds, included in their Annual Reports to Shareholders (Form N-CSR) for the year ended December 31, 2021, into the Post-Effective Amendment No. 174 to the Registration Statement (Form N-1A, File No. 002-97596) of VanEck Funds, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
April 22, 2022